Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports First Quarter 2024 Results; Provides Updated 2024 Outlook

Completed Acquisition of Brown Wood Preserving Company

First Quarter Sales of $497.6 Million vs. $513.4 Million in Prior Year Quarter

First Quarter Diluted EPS of $0.59 vs. $1.19 in Prior Year Quarter

Adjusted EPS of $0.62 vs. $1.12 in Prior Year Quarter

PITTSBURGH, May 3, 2024 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the first quarter of 2024 of $13.0 million, or $0.59 per diluted share, compared to $25.5 million, or $1.19 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $13.6 million and $0.62 per share for the first quarter of 2024, compared to $24.0 million and $1.12 per share in the prior year quarter.

Consolidated net sales of $497.6 million decreased by $15.8 million, or 3.1 percent, compared with $513.4 million in the prior year. Excluding a $2.5 million unfavorable impact from foreign currency changes, sales decreased by $13.3 million, or 2.6 percent.

The Railroad and Utility Products and Services (RUPS) business generated record first-quarter sales and higher year-over-year profitability as a result of higher crosstie volumes, pricing increases and improved plant utilization, which combined to more than offset higher expenses.

The Performance Chemicals (PC) segment delivered a strong first quarter in sales and profitability, driven by volume increases, primarily for copper-based preservatives in the Americas.

The Carbon Materials and Chemicals (CMC) segment experienced reduced market demand, with sales and profitability unfavorably impacted by price and volume decreases, as well as lower plant utilization in North America primarily due to an outage in January.

Chief Executive Officer Leroy Ball said, “As projected, PC and RUPS showed year-over-year improvement in profitability, which was unfortunately negated by slumping CMC markets. Weather-related plant outages and higher costs early in the quarter ultimately became too much to overcome as end markets performed mostly as expected. Additionally, various unfavorable factors affected our rail maintenance-of-way businesses and created an additional unexpected earnings drag. A mixed market outlook and specific short-term customer challenges are causing us to be cautious about the remainder of 2024. Our team will continue to focus on the things that we can control, particularly actions related to cost reduction and free cash flow.”

First Quarter Financial Performance

•
RUPS delivered record first-quarter sales of $225.1 million, an increase of $12.0 million, or 5.6 percent, compared to $213.1 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $0.6 million, sales increased by $12.6 million, or 5.9 percent, from the prior year quarter. The sales growth was largely due to $9.6 million of volume increases for crossties and a net $8.1 million of pricing increases across multiple markets, particularly for crossties and domestic utility poles. These increases were partly offset by lower activity in maintenance-of-way businesses and a 4.2 percent volume decrease in domestic utility poles due to temporary customer overstock and budget realignment. Adjusted EBITDA for the first quarter was $17.7 million, or 7.9 percent, compared with $15.8 million, or 7.4 percent, in the prior year quarter. Profitability improved year-over-year due primarily to net sales price increases and $3.7 million from improved plant utilization, which combined to more than offset $10.6 million of higher operating, raw material and selling, general and administrative expenses.
•
PC generated first-quarter sales of $150.1 million, an increase of $3.2 million, or 2.2 percent, compared to sales of $146.9 million in the prior year quarter. Excluding an unfavorable foreign currency impact of $0.2 million, sales increased by $3.4 million, or 2.3 percent, from the prior year quarter. The year-over-year sales growth was the result of volume increases of $6.8 million, including a 6.1 percent volume increase in the Americas, primarily for copper-based preservatives. These increases were partly offset by $3.3 million of lower prices in the Americas and Australasia. Adjusted EBITDA for the first quarter was $29.8 million, or 19.9 percent, compared with $26.3 million, or 17.9 percent, in the prior year quarter. Compared to the prior year, profitability was higher primarily as a result of higher volumes. Lower sales prices were offset by decreases in raw material costs.
•
CMC reported first-quarter sales of $122.4 million, a decrease of $31.0 million, or 20.2 percent, compared to sales of $153.4 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $1.7 million, sales decreased by $29.3 million, or 19.1 percent, from the prior year quarter. The sales decline was driven by reduced market demand, with $28.6 million of lower sales prices across most products, including carbon pitch, where prices were down 24.6 percent globally, along with $11.5 million of lower volumes of carbon pitch and carbon black feedstock. The decreases were partly offset by volume increases for phthalic anhydride. Adjusted EBITDA for the first quarter was $4.0 million, or 3.3 percent, compared with $19.4 million, or 12.6 percent, in the prior year quarter. The year-over-year decline in profitability reflected price and volume decreases along with lower North American plant utilization, primarily due to a weather-related plant outage in January, partly offset by an $18.6 million reduction in raw material costs, particularly in Europe and North America.
•
Capital expenditures for the first quarter of 2024 were $26.3 million compared with $30.4 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $25.8 million for the current year period compared with $28.5 million for the prior year period.

2024 Outlook

Koppers continues to expand and optimize its business and make further progress on the company's strategic pillars toward its long-term financial goals. After considering global economic conditions, as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2024 sales of approximately $2.25 billion, compared with $2.15 billion in 2023. Adjusted EBITDA is anticipated to be approximately $265 million to $280 million in 2024, including the acquisition of Brown Wood Preserving which closed on April 1, 2024, compared with $256.4 million in 2023.

The effective tax rate for adjusted net income attributable to Koppers in 2024 is projected to be approximately 28 percent, slightly above the adjusted tax rate in 2023. Accordingly, 2024 adjusted EPS is forecasted to be in the range of $4.10 to $4.60 per share, compared with $4.36 per share in 2023.

Koppers expects operating cash flows of approximately $150 million in 2024, excluding any impact from pension termination. The company is pursuing a termination of its U.S. qualified pension plan and is targeting this effort for completion in the first quarter 2025. An estimated $25 million of funding will be required when this is completed, which will impact operating cash flow in 2025.

Koppers anticipates capital expenditures of approximately $80 million to $90 million in 2024, including capitalized interest, with approximately $23 million to $33 million allocated to discretionary projects.

Commenting on the forecast, Mr. Ball said, “Lower than originally forecast volumes for RUPS, driven by certain utility pole customers right sizing inventories and a temporary slowdown in project spend driven by the expectation of a higher interest rate environment persisting for a longer period of time, are expected to offset the contribution to this year’s results from the Brown Wood acquisition. While CMC will show definite improvement the remainder of this year, it will be difficult to make up the first quarter gap that was created by its poor results without an upward turn in our end markets before year end. With that said, we are actively working on several initiatives in CMC that will result in long-term improvement but much of that will not materialize until 2025 at the earliest. On the plus side, our PC business overall is in good shape and expected to sustain its first quarter outperformance through the rest of this year.

“As always, our business has many moving parts that are constantly shifting in different directions, but I still remain confident in our ability to not only exceed our original 2025 adjusted EBITDA goal of $300 million but reach my last communicated range of $315 million to $325 million which includes the addition of Brown.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10184852. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 6337257. The recording will be available for replay through August 3, 2024.

###

About Koppers

Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of 2,200 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.

Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA, and Unaudited Reconciliations of Net Income Attributable to Koppers to Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; availability and fluctuations in the prices of key raw materials; disruptions and inefficiencies in the supply chain; economic, political and environmental conditions in international markets; changes in laws; the impact of environmental laws and regulations; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Net sales	$497.6	$513.4
Cost of sales	401.4	409.3
Depreciation and amortization	16.1	14.0
Selling, general and administrative expenses	45.5	41.6
(Gain) on sale of assets	0.0	(1.8)
Operating profit	34.6	50.3
Other loss, net	(0.1)	(0.2)
Interest expense	17.1	14.0
Income before income taxes	17.4	36.1
Income tax provision	4.4	9.9
Net income	13.0	26.2
Net income attributable to noncontrolling interests	0.0	0.7
Net income attributable to Koppers	$13.0	$25.5
Earnings per common share attributable to Koppers common shareholders:
Basic	$0.61	$1.22
Diluted	$0.59	$1.19
Weighted average shares outstanding (in thousands):
Basic	21,066	20,842
Diluted	21,909	21,385

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$49.0	$66.5
Accounts receivable, net of allowance of $6.7 and $6.5	218.3	202.4
Inventories, net	399.0	395.7
Derivative contracts	11.4	7.1
Other current assets	30.0	27.3
Total current assets	707.7	699.0
Property, plant and equipment, net of accumulated depreciation of $479.4 and $473.2	640.5	631.7
Goodwill	293.1	294.4
Intangible assets, net	98.5	102.2
Operating lease right-of-use assets	85.8	90.5
Deferred tax assets	9.8	10.4
Other assets	9.9	7.3
Total assets	$1,845.3	$1,835.5
Liabilities
Accounts payable	$195.2	$202.9
Accrued liabilities	87.5	95.1
Current operating lease liabilities	22.2	22.9
Current maturities of long-term debt	4.0	5.0
Total current liabilities	308.9	325.9
Long-term debt	865.1	835.4
Operating lease liabilities	63.4	67.4
Accrued postretirement benefits	27.9	31.6
Deferred tax liabilities	28.1	25.9
Other long-term liabilities	42.0	46.3
Total liabilities	1,335.4	1,332.5
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 25,630,272 and 25,163,238 shares issued	0.3	0.3
Additional paid-in capital	300.0	291.1
Retained earnings	455.4	444.0
Accumulated other comprehensive loss	(95.3)	(88.8)
Treasury stock, at cost, 4,441,930 and 4,302,996 shares	(154.6)	(147.7)
Total Koppers shareholders’ equity	505.8	498.9
Noncontrolling interests	4.1	4.1
Total equity	509.9	503.0
Total liabilities and equity	$1,845.3	$1,835.5

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Three Months Ended March 31,
	2024	2023
Cash provided by (used in) operating activities:
Net income	$13.0	$26.2
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	16.1	14.0
Stock-based compensation	5.4	4.0
Change in derivative contracts	(1.8)	(1.1)
Non-cash interest expense	0.8	0.6
Loss (gain) on sale of assets	0.1	(1.8)
Insurance proceeds	(0.5)	0.0
Deferred income taxes	0.5	(0.1)
Change in other liabilities	(3.8)	0.4
Other - net	(0.8)	0.4
Changes in working capital:
Accounts receivable	(18.2)	(25.1)
Inventories	(8.2)	(22.4)
Accounts payable	(4.3)	14.1
Accrued liabilities	(9.0)	(18.5)
Other working capital	(1.6)	(6.0)
Net cash (used in) operating activities	(12.3)	(15.3)
Cash (used in) provided by investing activities:
Capital expenditures	(26.3)	(30.4)
Insurance proceeds received	0.5	0.0
Cash provided by sale of assets	0.0	1.9
Net cash (used in) investing activities	(25.8)	(28.5)
Cash provided by (used in) financing activities:
Borrowings of credit facility	190.7	122.0
Repayments of credit facility	(160.8)	(58.5)
Repayments of long-term debt	(2.0)	0.0
Issuances of Common Stock	3.5	1.2
Repurchases of Common Stock	(6.9)	(5.8)
Payment of debt issuance costs	0.0	(0.8)
Dividends paid	(1.5)	(1.3)
Net cash provided by financing activities	23.0	56.8
Effect of exchange rate changes on cash	(2.4)	0.1
Net (decrease) increase in cash and cash equivalents	(17.5)	13.1
Cash and cash equivalents at beginning of period	66.5	33.3
Cash and cash equivalents at end of period	$49.0	$46.4

UNAUDITED SEGMENT INFORMATION

(Dollars in millions)

	Three Months Ended March 31,
	2024	2023
Net sales:
Railroad and Utility Products and Services	$225.1	$213.1
Performance Chemicals	150.1	146.9
Carbon Materials and Chemicals	122.4	153.4
Total	$497.6	$513.4
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$17.7	$15.8
Performance Chemicals	29.8	26.3
Carbon Materials and Chemicals	4.0	19.4
Total	$51.5	$61.5
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	7.9%	7.4%
Performance Chemicals	19.9%	17.9%
Carbon Materials and Chemicals	3.3%	12.6%

(1)
The tables below describe the adjustments to arrive at adjusted EBITDA.
(2)
Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in millions)

	Three Months Ended March 31,
	2024	2023
Net income	$13.0	$26.2
Interest expense	17.1	14.0
Depreciation and amortization	16.1	14.0
Income tax provision	4.4	9.9
Sub-total	50.6	64.1
Adjustments to arrive at adjusted EBITDA:
LIFO expense(1)	2.6	0.3
(Gain) on sale of assets	0.0	(1.8)
Mark-to-market commodity hedging gains	(1.7)	(1.1)
Total adjustments	0.9	(2.6)
Adjusted EBITDA	$51.5	$61.5

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS TO

ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND

DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(Dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Net income attributable to Koppers	$13.0	$25.5
Adjustments to arrive at adjusted net income:
LIFO expense(1)	2.6	0.3
(Gain) on sale of assets	0.0	(1.8)
Mark-to-market commodity hedging gains	(1.7)	(1.1)
Total adjustments	0.9	(2.6)
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(0.3)	0.2
Deferred tax adjustments	0.0	0.2
Noncontrolling interest	0.0	0.7
Effect on adjusted net income	0.6	(1.5)
Adjusted net income attributable to Koppers	$13.6	$24.0
Diluted weighted average common shares outstanding (in thousands)	21,909	21,385
Diluted earnings per share	$0.59	$1.19
Adjusted earnings per share	$0.62	$1.12
(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.